AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1999
                                  REGISTRATION NO. 333-________
=====================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                  ------------

                         HIGHLANDS INSURANCE GROUP, INC.
             (Exact name of Registrant as specified in its charter)

                                  -------------

               DELAWARE                                  76-2370945
        (State or other jurisdiction       (I.R.S. Employer Identification No.)
     of incorporation or organization)

                                1000 LENOX DRIVE
                         LAWRENCEVILLE, NEW JERSEY 08648
                                 (609) 896-1921
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           STEPHEN J. GREENBERG, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         HIGHLANDS INSURANCE GROUP, INC.
                                1000 LENOX DRIVE
                         LAWRENCEVILLE, NEW JERSEY 08648
                                 (609) 896-1921
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                  -------------
                                   Copies to:

                             ALAN H. LIEBLICH, ESQ.
                       SCHNADER HARRISON SEGAL & LEWIS LLP
                         1600 MARKET STREET, SUITE 3600
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 751-2000


          Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

                               ------------------

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------


                 CALCULATION OF REGISTRATION FEE

                                          Proposed          Proposed
                                          Maximum           Maximum              Amount of
Title of Shares         Amount to be   Aggregate Price      Aggregate           Registration
to be Registered         Registered      Per Share(1)     Offering Price(1)       Fee(2)
---------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share     454,546 shares   $10.625        $4,829,551.20          $1,342.62



(1) Based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 29, 1999 and estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Section 6(b) as follows: proposed maximum offering price multiplied by .000278.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               ------------------

          Vertical note left of this page:

          The information in this Prospectus is not complete and may be changed. The selling shareholder may not sell his shares until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell the shares and it is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted.

             Prospectus, subject to completion, dated June __, 1999


                         HIGHLANDS INSURANCE GROUP, INC.
                                  COMMON STOCK

                                 454,546 Shares

          The shareholder of Highlands Insurance Group, Inc. listed inside is offering or selling 454,546 shares of Common Stock under this Prospectus.

          The selling shareholder bought his shares from us in a private purchase on May 10, 1999. The selling shareholder may offer his shares through public or private transactions on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling shareholder.

          Investing in our Common Stock involves risks. See the Risk Factors on page 4 of this Prospectus.

          Our Common Stock is quoted on the New York Stock Exchange under the symbol "HIC." On June 29, 1999, the closing price of one share of Common Stock on the New York Stock Exchange was $10.50.

          We urge you to carefully read this Prospectus which describes the terms of the offering before you make your investment decision.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus is June __, 1999

                               TABLE OF CONTENTS



THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . .3

FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . .4

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .5

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 10

SELLING SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . . 11

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . 12

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . 12

LEGAL OPINION. . . . . . . . . . . . . . . . . . . . . . . . . 13

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                  THE COMPANY

          We are an insurance holding company offering a broad range of property and casualty insurance products in various regional markets in the United States. We primarily distribute our products in Texas, New Jersey, California, Pennsylvania, North Carolina, Iowa, New York and Louisiana. In addition, we distribute lesser amounts of our insurance products in many of the remaining jurisdictions of the United States and its territories.

          We offer our insurance products principally through the following subsidiaries:

          *    Highlands Insurance Company;

          *    Northwestern National Casualty Company; and

          *    Pacific National Insurance Company.

          Our principal executive offices are located at 1000 Lenox Drive, Lawrenceville, New Jersey 08648 and our telephone number is (609) 896-1921.

                           FORWARD LOOKING STATEMENTS

          This Prospectus contains forward-looking statements. Words such as "expect," "anticipate," "should" and words of similar import identify these statements. Actual results may differ significantly from those expressed or implied by the forward-looking statements. Factors that might cause such a difference include the various risks set forth below that we believe are material to investors who purchase or own our securities. Before deciding to purchase our Common Stock, you should carefully consider the following information together with the other information contained in this Prospectus.

                                  RISK FACTORS

          You should carefully consider the risks described below regarding us and our Common Stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties. If any of the following risks actually occur, our business, financial condition or results of operations could be affected materially. In that case, the trading price of our Common Stock could decline significantly.

          We rely on the availability of reinsurance.

          We transfer our exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we face a credit risk with respect to reinsurance. Our three largest reinsurance credit exposures as of December 31, 1998 are to an underwriting syndicate at Lloyds of London in the amount of $123.5 million, to American Reinsurance Company in the amount of $113.7 million and to General Reinsurance Company in the amount of $70.1 million.

          When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers' to meet their financial obligations could materially affect our operations.

          Our loss reserves are difficult to estimate.

          We are required to maintain loss reserves. Our reserve amounts are estimates of what we expect the ultimate settlement and administration of what claims will cost. We base the reserve amounts on facts and circumstances of which we are aware, predictions of future events, estimates of future trends in claims severity and frequency and other subjective factors. However, there is no method for precisely estimating our ultimate liability.

          We regularly review our reserving techniques and our overall amount of reserves. We also review:

          *    information regarding each claim for losses;

          *    our loss history and the industry's loss history;

          * legislative enactments, judicial decisions and legal developments regarding damages;

          *    changes in political attitudes; and

          *    trends in general economic conditions, including inflation.

          We underestimated our loss reserves for 1997 and 1998 primarily due to the difficulty of predicting environmental and pollution claims. We increased our reserves during each year. If we continue to underestimate our reserves, we will need to increase them. That would result in an increase in losses and a reduction in our net income and stockholders' equity for the periods in which we identify the deficiency in reserves.

          Catastrophes and weather-related events may adversely affect us.

          Property and casualty insurance companies frequently experience losses from catastrophes. Catastrophes may have a material adverse effect on our operations. Catastrophes include windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather and fires. We cannot predict how severe a particular catastrophe may be until after it occurs. The extent of our losses from catastrophes is a function of the total amount of losses our clients incur, the number of our clients affected, the frequency of the events and the severity of the particular catastrophe. Most catastrophes occur in small geographic areas. However, windstorms, hurricanes and earthquakes may produce significant damage in large, heavily populated areas.

          We may be adversely affected by Year 2000 computer problems.

          Many currently installed computer systems and software products use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not "Year 2000" compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction. As a result, companies are upgrading computer systems or software to comply with "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

          We, like all users of automated information systems, are addressing the potential "Year 2000" issues that could affect our automated information systems, such as mainframe applications, personal computers and communications systems. We are also addressing the "Year 2000" issues associated with the information systems of our outside vendors. We are further addressing risks associated with non-information systems exposures, such as telephones and other facility related systems. We are at various stages in renovating or implementing "Year 2000" compliant information and non-information systems. In addition, we have been assessing if our outside vendors are "Year 2000" compliant. Our renovation, implementation and assessments are not complete.

          If we, or our outside vendors, fail to correct a material "Year 2000" problem, we could have an interruption in, or a failure of, certain normal business activities or operations such as policy underwriting and claim payment. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. We are developing contingency plans to address potentially adverse "Year 2000" situations which could affect material areas of our internal information systems. However, unforseen "Year 2000" problems could adversely affect us.

          In addition to our systems, the Year 2000 issues may affect our underlying business. We do not believe that our property and casualty policies cover Year 2000 occurrences and we recently adopted exclusionary language that clarifies that our policies do not cover Year 2000 occurrences. We attached the language to the policies under which we believe policyholders may make claims for Year 2000 losses. We cannot reasonably estimate our exposure for losses and expenses for the claims under the policies.

          Our largest customer will not continue its contract past December 31, 1999.

          Halliburton Company, our former parent, was our largest customer in 1998, representing $53.9 million, or 13.9% of our net premiums earned. Halliburton advised us it will not continue its contract with us past December 31, 1999. If we cannot replace Halliburton with new customers our net premiums earned will decline after December 31, 1999.

          Changes in our ratings may adversely affect us.

          Rating agencies rate insurance companies based on financial stability and an ability to pay claims, factors more relevant to policyholders than investors. Ratings are not recommendations to buy, hold or sell our Common Stock.

          Currently, A.M. Best rates our principal insurance subsidiaries as "B++" (Very Good). Ratings by A.M. Best in the insurance industry range from "A++" (Superior) to "F" (in Liquidation). According to A.M. Best, an insurer with"B++" rating has demonstrated very good financial strength and operating performance.

          We also have a 1998 Financial Stability Rating of A (Exceptional) from Demotech, Inc. According to Demotech, insurers with this rating possess exceptional financial stability to withstand a general economic downturn or deterioration of an underwriting cycle. Financial stability ratings by Demotech for the industry range from A (Double Prime - Unsurpassed) to L (Below Average).

          We cannot be sure that we will maintain our current A.M. Best or Demotech ratings. Our business could be adversely affected if we receive a significant downgrade in these ratings.

          We rely upon independent insurance agents.

          We market and sell almost all of our insurance products through independent, non-exclusive insurance agencies and brokers. The agencies and brokers may also sell our competitors' insurance products. Our business depends in part on the marketing efforts of those agencies and brokers and we must offer insurance products that meet the requirements of their clients. If those agencies and brokers fail to market our products successfully, our business may be adversely impacted.

          Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda) L.P. exert significant influence over our affairs.

          Insurance Partners, L.P. and Insurance Partners Offshore (Bermuda) L.P. own 10% Convertible Debentures together with Common Stock Warrants in our Company. The Debentures and Warrants represent significant equity ownership potential. If Insurance Partners and Insurance Partners (Bermuda) convert the Debentures and exercise the Warrants, they will own approximately 42% of our Common Stock. In addition, by contract Insurance Partners designates 28% of the members of our Board of Directors.

          We face significant competition from other regional and national insurance companies and from self-insurance and new market entrants.

          We compete with regional and national insurance companies, including direct writers of insurance coverage. Many of these competitors are larger than we are and have greater financial, technical and operating resources. The property and casualty insurance industry is highly competitive on the basis of both price and service. There are many companies competing for the same insurance customers in the geographic areas in which we operate. If our competitors price their premiums more aggressively and we meet their pricing, this may adversely affect our underwriting results. In addition, because our insurance products are marketed through independent insurance agencies, which represent more than one insurance company, we face competition within each agency.

          We also face competition from the implementation of self-insurance in the commercial insurance area. Many of our customers and potential customers are examining the risks of self-insuring as an alternative to traditional insurance. We also face potential competition from banks. Banks are making efforts to cause changes in laws and regulations which limit their ability to engage in non-banking, financial service businesses, such as the underwriting of insurance. If banks were able to write insurance, they could compete directly with us by selling insurance through their own insurance agencies.

          We are heavily regulated by the states in which we operate.

          We are subject to extensive supervision and regulation in the states in which we operate. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our shareholders or other investors. The extent of regulation varies, but generally is derived from state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. The regulations or the state insurance departments may impede us from obtaining rate increases or taking other actions we might wish to take to increase our profitability.

          We may be restricted in declaring dividends and distributions and limited in our ability to pay our expenses and debt.

          As an insurance holding company, our principal assets consist of the capital stock of our insurance subsidiaries. We cannot declare cash dividends on our Common Stock unless our insurance subsidiaries can pay cash dividends to us. Our insurance subsidiaries may only pay dividends to us if they are permitted to do so under the insurance regulations of their home states. All of the home states of our insurance subsidiaries regulate the payment of dividends. In addition, these regulations may adversely affect our ability to pay our expenses and our debts.

          State insurance laws may limit your ability to own 10% or more of our Common Stock.

          State insurance laws require prior approval by state insurance departments of any acquisition of control of a domestic insurance company or of any company which controls a domestic insurance company. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company which controls a domestic insurance company. Any purchaser of 10% or more of the outstanding shares of our Common Stock will be presumed to have acquired control of our subsidiaries unless the relevant insurance commissioner determines otherwise. Accordingly, any purchase by you of 10% or more of our outstanding Common Stock would require prior action by all or some of the insurance commissioners in the home states of our insurance subsidiaries.

          The property and casualty insurance industry is cyclical.

          Historically, the property and casualty insurance industry has been cyclical. Over the last several years, the industry has been in a downturn which resulted in a decline in premium rates. The decline in premium rates adversely affected our underwriting results. Furthermore, unpredictable developments affect the industry's profitability. These developments include natural disasters, fluctuations in interest rates and other changes in the investment environment that affect returns on our investments, inflationary pressures that affect the size of losses, and judicial decisions that affect insurers' liabilities. The demand for property and casualty insurance, particularly commercial lines, can also vary with the overall level of economic activity.

          We employ certain anti-takeover measures.

          Certain provisions of our organizational documents may discourage, delay or prevent a change of control of our company. These include, among others, provisions in our Amended and Restated Certificate of Incorporation and Bylaws relating to staggered terms for our directors, notice requirements for stockholders proposing director nominations or bringing business before stockholder meetings and the ability of our Board of Directors to issue "blank check" preferred stock without stockholder approval.

          These provisions could have the effect of depriving you of an opportunity to receive a premium over the prevailing market price in the event of an attempted hostile takeover.


                         USE OF PROCEEDS

          All of the net proceeds from the sale of the Common Stock will go to the selling shareholder. Accordingly, we will not receive any proceeds from sales of the Common Stock.

                              SELLING SHAREHOLDER
                         Owned Prior To      Shares Being        Owned After
Selling Shareholder      Offering (1)        Offered             Offering(2)
-------------------      ------------        -------             -----------

Willis T. King, Jr.      454,546             454,546                  0
Chairman, President and
Chief Executive Officer
of Highlands



(1) Assumes that all of the shares beneficially owned by the selling shareholder and being offered under this Prospectus are sold, and that the selling shareholder acquires no additional shares of Common Stock before the completion of this offering.

(2) Does not include 150,000 shares of Common Stock pursuant to an option granted to Mr. King on May 10, 1999 which becomes exercisable in part on May 10, 2000. Also does not include 250,000 shares of Common Stock awarded to Mr. King pursuant to Highlands Restricted Stock Plan which will not vest until May 10, 2002.


                              PLAN OF DISTRIBUTION

          The selling shareholder may offer his Highlands shares at various times in one or more of the following transactions:

          * on any of the United States securities exchanges where our capital stock is listed;

          *    in the over-the-counter market;

          *    in   transactions   other  than  on  such  exchanges  or  in  the
               over-the-counter market;

          *    by pledge to secure debts and other obligations;

          * in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

          *    in a combination of any of the above transactions.

          The  selling   shareholder  may  sell  his  shares  at  market  prices
prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

          The selling shareholder may use broker-dealers to sell his shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholder, or they will receive commissions from purchasers of shares for whom they acted as agents.

          The selling shareholder may also transfer his shares in other ways not involving market makers or established trading markets, including a transfer without consideration. Upon such a transfer the transferee would have the same rights of sale as the selling shareholder under this Prospectus. The transferee will be named in a prospectus supplement.

          We agreed to indemnify the selling shareholder for certain liabilities including Securities Act liabilities.


                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. Our definitive Proxy Statement dated April 1, 1999, filed in connection with our May 10, 1999 Annual Meeting of Stockholders; and

          3.   Quarterly  Report on Form 10-Q for the  quarter  ended  March 31,
               1999;

          4. The descriptions of the Common Stock in our registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating those descriptions.

          You may request a copy of these filings, at no cost, by calling or writing to:

                          Stephen J. Greenberg, Esquire
                  Vice President, General Counsel and Secretary
                         Highlands Insurance Group, Inc.
                                1000 Lenox Drive
                         Laurenceville, New Jersey 08648
                                 (609) 896-1921

          This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We gave no one the authority to provide you with different information. The selling shareholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.


                                  LEGAL OPINION

          Schnader Harrison Segal & Lewis LLP is giving its opinion on the validity of the shares the selling shareholder is offering.


                                     EXPERTS

          The consolidated financial statements and related schedules of Highlands as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                   PROSPECTUS

                           --------------------------

                         HIGHLANDS INSURANCE GROUP, INC.

                                 454,546 Shares

                           --------------------------


                                  COMMON STOCK


                                June ______, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution


       Securities and Exchange Commission
       Registration Fee. . . . . . . . . . . . . . . . .$1,342.62

       Accounting Fees and Expenses. . . . . . . . . . .$2,500.00

       Legal Fees and Expenses . . . . . . . . . . . . $15,000.00

       NYSE Additional Listing Fees. . . . . . . . . . .$1,600.00

                 Total Expenses. . . . . . . . . . . . $20,442.62

Item 15.  Indemnification of Directors and Officers

          Section 102 of the Delaware General Corporation Law (the "DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains a provision which, in substance, eliminates directors' personal liability as set forth above.

          Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above.



Item 16.      Exhibits.

Exhibit No.        Description of Exhibits

4.15 Stock Purchase Agreement between the Registrant and the selling shareholder.

5.1                Opinion of Schnader Harrison Segal & Lewis LLP.*

23.1               Consent of KPMG LLP.*

23.2               Consent of Schnader Harrison Segal & Lewis LLP (contained in
                   Exhibit 5.1).*

24.1               Power of Attorney (included on page II-3 of the Registration
                   Statement).*


*  Filed herewith.


Item 17.      Undertakings

          The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 29 day of June, 1999.


                         HIGHLANDS INSURANCE GROUP, INC.



                         By: /s/ Willis T. King, Jr.
                             -------------------------
                              Willis T. King, Jr.
                              Chairman, President and
                              Chief Executive Officer

                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Willis T. King, Jr., Stephen J. Greenberg, Charles J. Bachand and Stephen L. Kibblehouse, jointly and severally, his true and lawful attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



SIGNATURE                    TITLE                     DATE


/s/ Willis T. King, Jr.
-----------------------       Chairman, President and       June 29, 1999
   Willis T. King, Jr.        Chief Executive Officer

/s/ Charles J. Bachand
-----------------------       Vice President, Treasurer     June 29, 1999
   Charles J. Bachand         Principal Accounting Officer

/s/ Robert A. Spass
-----------------------       Director                      June 29, 1999
   Robert A. Spass

/s/ Bradley E. Cooper
-----------------------       Director                      June 29, 1999
   Bradley E. Cooper

/s/ W. Bernard Pieper
-----------------------       Director                      June 29, 1999
W. Bernard Pieper

/s/ Kenneth S. Crews
-----------------------       Director                      June 29, 1999
   Kenneth S. Crews

/s/ Philip J. Hawk
-----------------------       Director                      June 29, 1999
   Philip J. Hawk

/s/ Robert W. Shower
-----------------------       Director                      June 29, 1999
   Robert W. Shower

/s/ Richard M. Haverland
-----------------------       Director                      June 29, 1999
   Richard M. Haverland

                                INDEX OF EXHIBITS
                             ----------------------

Exhibit No.         Description of Exhibits

4.15 Stock Purchase Agreement between the Registrant and the selling shareholder.*

5.1                 Opinion of Schnader Harrison Segal & Lewis LLP.*

23.1                Consent of KPMG LLP.*

23.2 Consent of Schnader Harrison Segal & Lewis LLP (contained in Exhibit 5.1).*

24.1 Power of Attorney (included on page II-4 of the Registra-tion Statement).*


*  Filed herewith.